Exhibit 10.2a


Under the Company's 2001 Senior Management Variable Incentive Plan, the Chief Executive Officer of the Company, with the approval of the Human Resources
Committee of the Board of Directors, annually designates employees to participate in the program, establishes their participation level, and establishes certain financial and operational goals for the Company which must be satisfied in order for variable pay awards to be made. The impact, if any, of each employee's performance on his or her variable pay award is determined by his or her officer. Subject to final approval by the Human Resources Committee of the Board of Directors, the Chief Executive Officer of the Company also determines at year-end the degree to which those goals have been satisfied and the amount of variable pay to be awarded to participating employees, if any.